Exhibit 10.2

Name:
Department:
Division:

Congratulations! We are pleased to provide you with an equity grant under the CME Group Inc. Amended and Restated Omnibus Stock Plan (the “Plan”). This equity grant is in recognition of the anticipated positive impact you will make toward the future success of CME Group. Your equity grant may enable you to acquire ownership in CME Group Inc., which is a means for you to share in the success of the company while creating shareholder value. Certain terms of your equity grant follow:

Restricted Stock Terms

Restricted Stock:	You have been granted [ ] restricted shares of Class A common stock, $.01 par value, of CME Group Inc.
Grant Date:        [ ]

Vesting Schedule:
Except as otherwise provided in the Plan, 25 percent of the restricted stock grant shall become vested on each anniversary of the grant date, with 100 percent of the restricted stock grant becoming vested on the fourth anniversary of the grant date.

Dividends:	Dividends paid on unvested restricted shares will be accrued and paid out via E*Trade according to the vesting schedule.
Your equity grant has a total planned economic value of $[ ] which is [ ]% of your current base salary. The planned value was used to calculate the number of restricted shares granted, using the closing stock price on the grant date.
To be eligible to receive this grant, you must have entered into a Confidentiality, Non-Competition and Non-Solicitation Agreement with CME
Group Inc. In addition to the terms stated in this grant letter, your equity grant shall be subject to the terms and conditions of the Plan. All documents relating to the Plan, including the cover letter, grant letter, Plan Document, Prospectus, Frequently Asked Questions, 83b Election
Memo (for U.S. employees only) and Beneficiary Form, are available online by logging on to your E*TRADE account at www.etrade.com/
stockplans or by calling E*TRADE at 800-838-0908 (+1-650-599-0125 outside the U.S.). A copy of the current CME Group Form 10-K can be found at: http://investor.cmegroup.com/investor-relations/financials.cfm. Please complete your W-9 Form (or W-8BEN Form if outside the U.S.)
during activation of your E*TRADE account and submit your completed Beneficiary Designation Form to CME Group’s Compensation Department,
20 S. Wacker, 2N, Chicago, IL 60606.
By accepting this equity grant, you hereby agree to the terms and conditions of the Plan, which are subject to change at any time. In addition, you acknowledge and agree that you are receiving this grant pursuant to CME Group’s Annual Grant Program, which is in place at the discretion of CME Group. Accordingly, your receipt of this grant and your eligibility for any future grants are subject to the continued existence of the Annual Grant Program.
No Right to Future Grants; No Right of Employment; Extraordinary Item:  In accepting the grant, you acknowledge that:  (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Awards are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company and which is outside the scope of your employment contract, if any; (f) the Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an employee of an affiliate or subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the affiliate or subsidiary that is your employer; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Awards or diminution in value of the Awards or the Shares and you irrevocably release the Company, its affiliates and/or its subsidiaries from any such claim that may arise; and (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to receive Awards and vest in the Awards under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law; furthermore, in the event of involuntary termination of employment, your right to vest in the Awards after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.